150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

FBC Holding, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

2,500,000 shares of Series A Preferred Stock (the"Shares") shall have the following characteristics:
(i) the Shares shall entitle the holders the right to vote, either together with holders of the Corporation's common stock, or as a separate class of shares, on any matter upon which the shareholders of common stock of the Corporation may vote, including but not limited to any resolutions purporting to vary any of their rights or create any class of capital stock ranking in priority to them or effect any reorganization which would disadvantage the Shares relative to the shares of the Corporation's common stock;
(ii) each Share shall be entitled to 1 vote, whereas each share of common stock is entitled to 1 vote.
(iii) in the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, the holder(s) of the Shares shall receive distributions of the Corporation prior to common stock shareholders;(iv) shall not entitle the holder(s) thereof to receive dividends, whether in cash, property, or in securities of the Corporation; and (v) holders may convert the Shares into common stock on a 1-for-1 basis.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.